Exhibit 5.1

Lifezone Metals Limited Commerce House 1 Bowring Road Ramsey Isle of Man IM8 2LQ	Email KSorbie@applebyglobal.com Direct Dial +44 (0)1624 647 656656 Tel +44 (0)1624 647 647 Your Ref Appleby Ref 458066.0003/JT/KS 22 August 2025

Isle of Man Office

Appleby (Isle of Man) LLC
33-37 Athol Street
Douglas Isle of Man IM1 1LB Tel +44 (0)1624 647 647 applebyglobal.com Isle of Man Managing Partner Mark Holligon Isle of Man Partners Simon Harding
Claire Milne
Charles Davies
Caren Pegg
Juan Thornley Garry Manley
Tom Brook
Claire Corkish
Keira Gore

Appleby (Isle of Man) LLC (the Legal Practice) is a limited liability company with company number 000944L incorporated in the Isle of Man with its registered office at 33-37 Athol Street, Douglas, Isle of Man, IM1 1LB. “Partner” is a title referring to a member or employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.
Lifezone Metals Limited, with company number 020550V (the “Company”)

1.	INTRODUCTION

This opinion as to Isle of Man law is addressed to you in connection with the filing by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) ,of the Registration Statement of the Form F-3, including all amendments or supplements thereto (the “Registration Statement”) filed with the SEC on 22 August 2025 relating to the offer and sale from time to time by the selling securityholder (the “Selling Securityholder”) named in the Registration Statement of up to 2,500,000 ordinary shares, par value $0.0001 per share (“Ordinary Shares”), that may be issuable to the Selling Securityholder upon exercise of warrants (“Warrants”) issued to the Selling Securityholder in connection with the $60 million secured bridge loan facility agreement entered into by the Company’s indirect wholly-owned subsidiary, Kabanga Nickel Limited with Taurus Mining Finance Fund No. 2, L.P. on 8 August 2025 (the “Bridge Facility”).

The Ordinary Shares are referred to collectively as the “Lifezone Metals Ordinary Shares”.

Unless otherwise defined in this opinion, capitalised terms have the meanings assigned to them in the Registration Statement.

2.	OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the Registration Statement and the documents referred to in Part 1 of Schedule 1. We have not examined any other documents, even if they are referred to in the Registration Statement.

For the purposes of giving this opinion we have carried out the Company Search (as defined below) and the Litigation Search (as defined below) described in Part 2 of Schedule 1.

We have not made any other enquiries concerning the Company and, in particular, we have not investigated or verified any matter of fact or representation (whether set out in the Registration Statement or elsewhere) other than as expressly stated in this opinion.

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

3.	Applicable Law

We do not purport to be experts on or generally familiar with or qualified to express legal opinions on any laws other than the laws of the Isle of Man and accordingly we express no opinion on the laws of any other jurisdiction. Our opinion is limited to, and should be construed in accordance with, the present laws of the Isle of Man, the present practice of the Isle of Man Courts and facts and circumstances known to us and subsisting at the date of this opinion. We assume no obligation to review or update this opinion if applicable law or existing facts or circumstances should change.

4.	LIMITATIONS

This opinion is strictly limited to the matters stated in it and does not extend to, and is not to be extended by implication, to any other matters.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

A copy of this opinion may be provided for the purpose of information only (a) where required by law or judicial process and (b) to the Addressees’ affiliates, professional advisers, auditors, insurers and regulators.

5.	ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (the “Assumptions”), which we have not verified, and subject to the reservations set out in Schedule 3 (the “Reservations”).

6.	OPINIONs

We are of the opinion that:

Incorporation: The Company is a company limited by shares incorporated and existing under the laws of the Isle of Man and is a separate legal entity.

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

Legality of Lifezone Metals Ordinary Shares: With respect to each issue of Lifezone Metals Ordinary Shares in accordance with the Registration Statement when:

(a)	the board of directors of the Company has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters;

(b)	the issue of such Lifezone Metals Ordinary Shares has been recorded in the Company’s register of members (shareholders);

(c)	the provisions of the applicable agreement governing the issue of the relevant Lifezone Metals Ordinary Shares approved by the board of directors of the Company have been satisfied and the subscription price of such shares specified therein has been fully paid; and

(d)	to the extent that any Lifezone Metals Ordinary Shares are to be issued for consideration other than money, the board of directors of the Company has passed, prior to the issuance of the relevant Lifezone Metals Ordinary Shares, a resolution stating: (i) the amount to be credited for the issue of the relevant Lifezone Metals Ordinary Shares; (ii) their determination of the reasonable present cash value of the non-money consideration for the issue; and (iii) that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the relevant Lifezone Metals Ordinary Shares, the Lifezone Metals Ordinary Shares will be duly authorised, validly issued, fully paid and non-assessable.

Winding Up and Litigation: According to the Searches (as defined below):

(a)	there is no material pending litigation against the Company; and

(b)	the Company has not taken any corporate action nor have any steps been taken or legal proceedings been started by or against the Company for the liquidation, winding-up, striking off, dissolution or reorganisation of the Company or for the appointment of a liquidator, receiver, trustee or similar officer of the Company or of all or any of its assets.

Yours faithfully

/s/ Appleby

Appleby (Isle of Man) LLC

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

Schedule 1

Part 1

Documents Examined

1.	A copy of the certificate of incorporation, amended and restated memorandum and articles of association of the Company and other documents on the file of the Company at the Isle of Man Companies Registry (the “Registry”) as revealed by the Company Search.

2.	A copy of the minutes of a meeting of the board of directors of the Company held on 30 July 2025 approving the issue of the Warrants.

3.	A copy of the results of the Litigation Search.

4.	A copy of the results of the Company Search.

5.	A copy of the registered agent’s certificate addressed to us dated 22 August 2025 identifying, among other things, the directors of the Company issued by ZEDRA Fiduciary Services (IOM) Limited who, according to the Company Search, is the registered agent of the Company (the “Certificate”).

Part 2

Searches

1.	A search of the entries and filings shown and available for inspection in respect of the Company on the file maintained at the Registry carried out on 22 August 2025 (the “Company Search”).

2.	A search of the entries and filings shown and available for inspection in respect of the Company at the Rolls Office of the High Court of Justice in the Isle of Man (the “Rolls Office”) as revealed by a search conducted on 22 August 2025 (the “Litigation Search”).

(The Company Search and the Litigation Search are together referred to as the “Searches”)

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

Schedule 2

Assumptions

We have assumed on the date of this opinion and at all other relevant times:

1.	that no Lifezone Metals Ordinary Shares will be issued at a discount to nominal value;

2.	(i) that any originals of documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

3.	that the signatures and seals on all documents and certificates submitted to us as originals or copies of executed originals are genuine and authentic, and the signatures on all documents executed by the Company are the signatures of the persons authorised to execute the documents by the Company;

4.	the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of the Isle of Man in respect of matters upon which we have expressly opined) made in the Registration Statement and any correspondence submitted to us;

5.	that: (i) the resolutions described under paragraph 2 of Part 1 of Schedule 1 (the “Resolutions”) were duly passed; (ii) all interests of the directors on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and the memorandum and articles of association of the Company in effect at the time when the Resolutions were passed; (iii) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect; and (iv) the directors of the Company concluded that the matters approved by the Resolutions are bona fide in the best interests of the Company;

6.	that all necessary corporate action will be duly taken by the board of directors of the Company to authorise and approve any issuance of Lifezone Metals Ordinary Shares and any warrants to purchase such shares, rights or any combination of the above separately or as units;

7.	that no circumstances exist which would have any adverse implications in relation to the opinions expressed in this opinion by reason of fraud, misrepresentation, mistake, undue influence, any bribe or corrupt conduct, or breach of any fiduciary duty owed to the Company;

8.	that the issue of the Lifezone Metals Ordinary Shares does not conflict with or breach any economic or other sanctions imposed by any applicable treaty, law, order or regulation of any jurisdiction outside of the Isle of Man;

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

9.	that the information disclosed by the Searches is accurate and complete in all respects and such information has not since the date of the Searches been materially altered;

10.	that all information required to be filed with or delivered to the Registry in respect of the Company has been so filed or delivered at the time of the Company Search, and that the public records did not fail to disclose any resolutions passed by the Company or any other actions taken by, or events relating to, the Company which give rise to a requirement for the Company or any other person to deliver any forms or documents to the Registry for filing;

11.	the accuracy of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted;

12.	that the details and statements contained in the Certificate are accurate and correct as at the date of this opinion;

13.	that the applicable agreement governing the issue of the Lifezone Metals Ordinary Shares, and all rights and obligations arising under it, constitutes, legal, valid, binding and enforceable rights and obligations in accordance with its governing law and under any other applicable law (other than Isle of Man law); and

14.	that the choice of laws as the governing law of the applicable agreement governing the issue of the Lifezone Metals Ordinary Shares has been made in good faith and is valid and binding under the laws of all relevant jurisdictions (other than the Isle of Man).

15.	that, insofar as any obligation under the applicable agreement governing the issue of the Lifezone Metals Ordinary Shares is to be performed by any of the parties to it in any jurisdiction outside of the Isle of Man, its performance will be legal and effective in accordance with the laws of that jurisdiction and that no provision of the laws of any jurisdiction to which they are subject or in which they are respectively constituted and established will be contravened by the execution and delivery of the applicable agreement governing the issue of the Lifezone Metals Ordinary Shares or the performance of the obligations or assumption and exercise of the rights contained therein.

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai

Reservations

Our opinion is subject to the following:

1.	Enforcement: Where any obligation of any person is to be performed in any jurisdiction outside of the Isle of Man, such obligation may not be enforceable under the law of the Isle of Man to the extent that such performance would be illegal or contrary to public policy under the laws of that foreign jurisdiction.

2.	Reference to foreign law: To the extent that any document makes reference to foreign statutes, regulations or codes, we express no opinion upon the meaning or effect of such provisions or the impact upon this opinion generally or as to the availability in the Isle of Man of any remedies which are available in other jurisdictions.

3.	Law not fact: Save as otherwise specifically stated in this opinion, this opinion addresses law and not fact.

4.	Company Search: The Company Search only reveals documentation which has been delivered to and processed by the Registry and placed on the Company’s company file and does not reveal any documentation which has been delivered to the Registry for registration but which has not yet been placed on the Company’s company file. Additionally, the record may be incomplete due to filing of the appropriate document having been overlooked or the time limit for the filing of the document not having yet expired.

5.	Litigation Search: The Litigation Search at the Rolls Office is a manual search and cannot be relied upon to reveal whether or not a particular entity is a party to litigation in the Isle of Man. Notwithstanding this, a search at the Rolls Office is the only means of checking whether or not an entity is a party to litigation in the Isle of Man.

Bermuda ■ British Virgin Islands ■ Cayman Islands ■ Guernsey ■ Hong Kong ■ Isle of Man ■ Jersey ■ Mauritius ■ Seychelles ■ Shanghai